Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2003, except for Notes 1C and 21 as to which the date is March 26, 2003, relating to the financial statements of Caterpillar Inc., which appears in Caterpillar Inc.'s Annual Report on Form 10-K/A (Amendment #2) for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Peoria, Illinois

December 19, 2003